                                                                    EXHIBIT 10.7

                              SEPARATION AGREEMENT

          This Separation Agreement is between Harvest Natural Resources, Inc. a Delaware corporation (the "Company"), and Peter J. Hill, a resident of Houston, Texas ("Employee").

          WHEREAS, Employee and the Company are parties to an Amended and Restated Employment Agreement effective as of February 20, 2003 (the "Employment Agreement");

          WHEREAS, Employee's employment with the Company will end on September 30, 2005; and

          WHEREAS, the Company and Employee desire to reach agreement as to the terms of Employee's separation from employment.

          NOW, THEREFORE, in consideration for the payments and benefits provided to Employee and the agreement and covenants of Employee and the Company as provided below this Agreement is made.

1. Separation Date. Employee's separation date from the Company shall be September 30, 2005 (the "Separation Date"). Employee and the Company waive any requirement of a termination notice under the Employment Agreement. Employee and the Company acknowledge that Employee agrees to continue to serve on the Board of Directors of the Company until his successor is duly appointed or elected.

2. Termination of Employment Agreement; Continuation of Covenants. Employee and the Company agree that Employee's employment with the Company shall terminate on the Separation Date. This termination of employment is by mutual agreement of Employee and the Company, and Sections 4(a), 4(b), 4(c) and 4(h)of the Employment Agreement shall not apply with respect to Employee's termination of employment on the Separation Date. Employee acknowledges, agrees and affirms that the covenants of Employee in Section 5 of the Employment Agreement including, without limitation, in respect of property of the Company, trade secrets, confidential information and non-competition continue to apply after the Separation Date in accordance with the terms of the Employment Agreement. Employee further acknowledges and agrees that the benefits provided to Employee in this Separation Agreement provide additional and sufficient consideration for such covenants.

3. Consulting Agreement. Upon execution of this Separation Agreement, the Company and Employee shall execute and deliver a Consulting Agreement substantially in the form as set forth in Exhibit A hereto.

4. Bonus. Within 5 days after May 31, 2006, the Company shall make lump sum bonus payment to Employee of $300,000.

5. Reimbursement for Expenses. The Company shall reimburse Employee for all reasonable expenses, including travel and lodging, incurred in connection with his service on the Board of Directors of the Company. Employee shall not receive any other compensation for service as a director of the Company.

6. 401(k) Match. Within 5 days after May 31, 2006, the Company shall pay Employee a lump sum amount equal to the Company's contributions that it would have made to Employee's 401(k) profit sharing plan for the period from the Separation Date through May 31, 2006, had Employee remained an employee of the Company during such period and made any required contributions to such plan.

7. Stock Options. Employee has been granted the stock options listed in Exhibit B attached hereto (the "Options"). Notwithstanding any provision in the Employment Agreement or the stock option agreements pertaining to the Options to the contrary, after the termination of his employment on the Separation Date, Employee shall have until May 31, 2008 or the tenth anniversary of the dates of the grants of the Options, whichever is the shorter period, to exercise his rights with respect to all Options which are vested or become vested during this period. Except as modified by this Separation Agreement, all exercises of the Options must be in accordance with and pursuant to the terms of the applicable option plans and option agreements. The Company shall take any and all further actions necessary or reasonably requested by Employee to effect the foregoing, and to confirm Employee's ability to exercise the Options in accordance with the provisions of this paragraph 7, without regard to the termination of his position as an employee of the Company. Nothing contained in this Separation Agreement shall be deemed to accelerate or otherwise alter the vesting schedule for the Options.

8. Restricted Stock. Employee has been awarded the restricted stock listed in Exhibit A attached hereto (the "Restricted Stock"). Employee shall be deemed to have terminated his employment for "Good Reason" (as defined in the Restricted Stock Agreements between the Company and Employee) for purposes of the Restricted Stock Agreements and, accordingly, the Restriction Period (as defined in the 2004 Long Term Incentive Plan) will continue and will lapse as if Employee had continued in the employ of the Company. Employee's rights with respect to the Restricted Stock shall be subject to the terms of the 2004 Long Term Incentive Plan and related Restricted Stock Agreements. The Company shall take any and all further actions necessary or reasonably requested by Employee to permit the Restricted Stock to vest in accordance with the provisions of this paragraph 8, without regard to the termination of his position as an employee of the Company.

9. Continuation Benefits. After Employee's termination of employment on the Separation Date, Employee and his eligible dependents on the Separation Date shall receive the welfare benefits set forth in this Section 9.

          a. From the Separation date through May 31, 2006, the Company will provide Employee and his spouse medical benefits substantially the same as those provided expatriate employees of the Company or its subsidiaries working outside of the United States. From June 1, 2006 through May 31, 2008, the Company shall reimburse Employee for the cost to Employee and his spouse for his reasonable cost of providing a medical insurance policy to supplement his coverage under the New Zealand national health care program.


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
          b. From the Separation Date through May 31, 2008, the Company will provide Employee and his spouse dental benefits substantially the same as those provided expatriate employees of the Company or its subsidiaries working outside of the United States; provided, however, that the Company will have no obligation to provide dental benefits to the extent such benefits are covered by the insurance reimbursed under Section 9a above.

          c. From the Separation Date through May 31, 2008, the Company will provide Employee and his spouse vision benefits substantially the same as those provided expatriate employees of the Company or its subsidiaries working outside of the United States; provided, however, that the Company will have no obligation to provide vision benefits to the extent such benefits are covered by the insurance reimbursed under Section 9a above.

          d. The Company will provide term life insurance on Employee through May 31, 2006 at the same level provided expatriate employees of the Company or its subsidiaries working outside of the United States. In addition, the Company will pay the premiums through May 31, 2008 for additional term life insurance on Employee providing benefits of up to $300,000 under similar terms and conditions to the term life insurance provided expatriate employees of the Company or its subsidiaries working outside of the United States .

          e. Except for those welfare benefits expressly provided to Employee under this Section 8, from and after the Separation Date Employee shall have no right to any other welfare benefits including, without limitation, short term disability, long term disability and accidental death and dismemberment.

10. Other Compensation and Benefits. After Employee's termination of employment on the Separation Date, Employee shall have no further rights under Section 3 of the Employment Agreement. Without limiting the generality of the foregoing sentence, after Employee's termination of employment on the Separation Date, (a) Employee shall not be entitled to the payment of any bonus based on the Company's performance contract guidelines and (b) Employee shall be paid for any accrued and unused vacation time as of the Separation Date in accordance with the Company's standard policy.

11.  Change of Control Benefits.

          a. If a Change of Control occurs prior to the Separation Date or within 240 days after the Separation Date, then, in addition to the benefits accruing to Employee under this Separation Agreement and notwithstanding any other provision in this Separation Agreement, (i) the Company shall pay to Employee, within 30 days after the Change of Control, the Bonus Amount, (ii) for a period of 36 months following the Change of Control, the Company shall continue to provide Employee and Employee's dependents with the same level of life, disability, accident, dental and health insurance benefits Employee and Employee's dependents were receiving immediately before the Separation Date, (iii) the Company shall pay to Employee, within 30 days after the Change of Control, an amount equal to $1,200,000,less any amount paid to Employee under the Consulting Agreement provided for in paragraph 3, (iv) any outstanding Options shall become fully vested and exercisable, and the restriction period on the Restricted Stock will continue and will lapse as if Employee remained in the employ of the Company, and (v) the Company will pay Employee, within 30 days after the Change of Control, an additional amount such that the net amount retained by Employee pursuant to the benefits described in clauses (i), (iii) and (iv) of this paragraph 11, after any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended from time to time shall be equal to the amount that Employee would have received pursuant to those benefits before payment of such excise tax.

          b. The term "Bonus Amount" means three times the amount of the higher of (i) the highest annual bonus earned by Employee for the last three fiscal years ending prior to the Separation Date, excluding any bonus payment related to the sale of Arctic Gas, and (ii) (A) the target bonus percentage, if any, as established by the Company's Board of Directors for the fiscal year in which the Change of Control occurs multiplied by (B) $400,000.

          c. A "Change of Control" means the occurrence of any of the following:

               (1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (a "Covered Person") of beneficial ownership (within the meaning of rule 13d-3 promulgated under the Securities Exchange Act of
          1934) of 50 percent or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Voting Securities"); provided, however, that for purposes of this subsection (1) of this paragraph 11(c) the following acquisitions shall not constitute a Change of Control: (i) any acquisition by the Company, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (iii) any acquisition by any entity pursuant to a transaction which complied with clauses (i), (ii) and (iii) of subsection (3) of this paragraph 11(c); or

               (2) individuals who, as of the date of this Separation Agreement, constitute the board of directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the board of directors of the Company; provided, however, that any individual becoming a director after the date of this Separation Agreement whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors; or

               (3) the consummation of a reorganization, merger or consolidation or sale of the Company, or a disposition of at least 50 percent of the assets of the Company including goodwill (a "Business Combination"), provided, however, that for purposes of this subsection (3), a Business Combination will not constitute a change of control if, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company's voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50 percent of the ownership interests of the entity resulting from such Business Combination (including without limitation an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries or other affiliated entities) in substantially the same proportions as their ownership immediately prior to such Business Combination, (ii) no Covered Person (excluding any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 50 percent or more of, respectively, the ownership interests in the entity resulting from such Business Combination, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the board of directors of the Company, providing for such Business Combination. For this purpose any individual who becomes a director after the date of this Employment Agreement, and whose election or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors.

12. Section 409A. Notwithstanding anything in this Separation Agreement to the contrary, if any provision of this Separation Agreement would result in the imposition of an applicable tax under Section 409A of the Code and related regulations and Treasury pronouncements (collectively, "Section 409A"), such provision, to the extent possible, will be reformed to avoid imposition of the applicable tax, and any payment due under this Separation Agreement shall be paid on the first day on which no tax under Section 409A would be imposed. No action taken to comply with Section 409A shall be deemed to adversely affect the Employee's rights under this Separation Agreement. Employee acknowledges and agrees that he is solely responsible for complying with Section 409A and the Company's only obligation under this Paragraph 12 is to reasonably cooperate with Employee to reform the applicable provision of this Agreement to avoid the imposition of the applicable tax.

13.  General.

          a. All applicable withholding, including but not limited to federal, state and Social Security taxes, and any applicable garnishment, liens or other attachments, shall be deducted from all amounts payable or stock distributable to Employee.

          b. Employee acknowledges that the terms of the Company's insider trading policies (as well as applicable securities laws) shall remain in effect with respect to any securities of the Company, and Employee shall comply with such policies through May 31, 2006 and applicable securities laws from and after the date of this Agreement.

14. Effect on Employment Agreement. To the extent (and only to the extent) applicable, this Separation Agreement shall be deemed to be an amendment and novation to the Employment Agreement. Employee acknowledges the value of the matters described in this Separation Agreement and agrees that those matters are adequate consideration for such amendment and novation. To the extent (and only to the extent) there is a conflict between this Separation Agreement and the Employment Agreement, the provisions of this Separation Agreement shall govern. Provisions of the Employment Agreement that do not conflict with the provisions of this Separation Agreement shall continue in full force and effect. Without limiting the foregoing provisions of this paragraph 14, the miscellaneous provisions contained in Section 6 of the Employment Agreement shall apply to this Separation Agreement. If Employee's employment with the Company is terminated before the Separation Date, the provisions of the Employment Agreement shall prevail, without giving effect to the provisions of this Separation Agreement, and this Separation Agreement shall terminate upon any such termination of employment.

15.  Release.

          a. Employee hereby releases any and all claims of any kind that he may have against the Company and its subsidiaries, affiliates, and any of its or their directors, officers, employees, or agents (in this paragraph 15, collectively "the Company") that arise from any events occurring on or before the date on which this Separation Agreement is executed by Employee. Employee waives any and all rights that he might have to bring any suit, charge, or demand of any kind against the Company for claims that he is releasing. The claims that Employee is releasing include, but are not limited to (i) all claims arising under federal, state, or local laws prohibiting discrimination based upon age, race, sex, religion, disability, national origin, or any other basis; (ii) any claims for "wrongful discharge", breach of contract, or other legal restrictions on the Company's right to control or terminate the employment of its employees;
     (iii) all claims under any tort or contract theory, including but not limited to infliction of emotional distress, harassment, libel, slander, fraud, misrepresentation, or invasion of privacy; (iv) all claims, including but not limited to claims for retaliation, arising under common law or any federal, state, or local statute, including but not limited to federal laws prohibiting discrimination based upon age, race, sex, religion, disability, national origin or any other basis, such as those arising under the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Equal Pay Act of 1963, the 1978 Pregnancy Discrimination, the Rehabilitation Act of 1973, or any state counterparts to such acts; and (v) all claims for discharge, demotion, suspension, threats, harassment or discrimination under the Sarbanes-Oxley Act of 2002. The release contained in this paragraph 15 does not waive claims arising under this Separation Agreement for indemnification for acts within the scope of employment as a result of Employee being a director, officer, employee or agent of the Company or of any other corporation or any partnership, joint venture, trust or other enterprise for which Employee served as such at the request of the Company.

          b. Employee understands that the release contained in this paragraph 15 (i) specifically waives all claims arising under any statute, regulation or contract, or under common law, which are based on events occurring at any time before the signing of this Separation Agreement; (ii) does not waive rights or claims based on events occurring after the signing of this Separation Agreement; (iii) includes the future consequences of events that occurred before the signing of this Separation Agreement; and (iv) includes all possible claims, including without limitation those of which Employee is not currently aware or that Employee does not now suspect to exist.

16.  Miscellaneous.


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
          a. Successors; Binding Agreement. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Separation Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

          b. Enforceability by Beneficiaries. This Separation Agreement shall inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee shall die while any amount is payable to the Employee hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Separation Agreement to the executors, personal representatives or administrators of the Employee's estate.

          c. Amendment. No amendment to this Separation Agreement shall be effective unless it is in writing and signed by the Company and by Employee.

          d. Invalidity. If any part of this Separation Agreement is held by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining part shall be unaffected and shall continue in full force and effect, and the invalid or otherwise unenforceable part shall be deemed not to be part of this Separation Agreement.

          e. Governing Law. This Separation Agreement shall be construed in accordance with the laws of the State of Texas.

Date: September __, 2005                HARVEST NATURAL RESOURCES, INC.


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------

Date: September __, 2005


                                        ----------------------------------------
                                        PETER J. HILL

                                    EXHIBIT A

                              CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT (the "Agreement"), effective October 1, 2005, is made and entered into by and between HARVEST NATURAL RESOURCES, INC. ("Harvest" or "the Company") of 1177 Enclave Parkway, Suite 300, Houston, Texas, 77077 and, Peter J. Hill with an residence at 3333 Allen Parkway, Apartment 2206, Houston, Texas, 77019 ("Consultant").

RECITALS:

     A. Harvest desires to engage Consultant to render consulting services; and

     B. Harvest and Consultant wish to memorialize the terms and conditions upon which Consultant is engaged to provide consulting services to Harvest.

     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.   SERVICES AND NATURE OF RELATIONSHIP

     1.1 ENGAGEMENT. Harvest hereby retains Consultant and Consultant hereby accepts such appointment and agrees to perform the services covered by this Agreement with all due skill and care on the terms and conditions set forth in this Agreement.

     Consultant's services shall be provided in connection with the interests of Harvest and its affiliates in Russia and such other assignments as Harvest may make from time to time within the area of Consultant's expertise

     1.2 REPORTING RELATIONSHIP AND ASSIGNMENT. Consultant shall report to the President and Chief Executive Officer of the Company or his or the Company's designees.

     1.3 METHOD OF PERFORMING SERVICES. Consultant, as an independent contractor, shall determine the method, details, and means of performing any services furnished pursuant to this Agreement, but the services contemplated herein shall meet the approval of Harvest. Consultant will devote sufficient time, attention and energies to the business and interests of Harvest and diligently and to the best of its ability perform such duties incident to this Agreement, and perform such other duties as requested commensurate with the terms of this Agreement.

     1.4 COMPLIANCE WITH LAW AND HARVEST POLICY. Consultant shall not commence services if he has not familiarized himself with Harvest's and Harvest's affiliates' safety and health rules. Consultant shall comply with all applicable safety and health rules, and policies, procedures and codes of conduct of Harvest and its affiliates, together with all applicable U.S., Russian or other provisions of federal, state or local safety and health laws, rules, regulations or orders.

     Consultant acknowledges that he has been provided copies of, and has read and understands Harvest's Code of Business Conduct and Ethics (the "Code") and Harvest's Compliance Manual, and Consultant agrees:

               (a) to comply with all policies of Harvest and Harvest's affiliates, including, without limitation, the Code and the Compliance Manual;

               (b) to comply with all applicable laws and regulations, including, without limitation, the laws and regulations of the United States, Russia and Venezuela; and

               (c) to promptly report as provided in the Code any violation or suspected violation of any law, regulation or Harvest policy.

     This clause will not require Harvest to police Consultant's compliance with the Code, laws, regulations or company policies and shall not impose any obligation on the part of Harvest or its affiliates under such laws, regulations or Company policies. Nothing contained in this provision shall be interpreted as enlarging the legal duty of Harvest or its affiliates to Consultant or alter the status of Consultant as set forth in this Agreement.

     The preceding paragraphs of this provision are agreed to by both Harvest and Consultant to be of the highest importance. A breach or violation of any of the terms of this provision by Consultant will be considered to be a material breach of this Agreement.

     1.5 NO AUTHORITY TO BIND. Consultant shall have no authority to obligate Harvest in any manner whatsoever in the absence of specific prior written authority from the President and Chief Executive Officer of Harvest permitting Consultant to do so, including without limitation incurring expenses or entering into contracts.

     1.6 STATUS AS INDEPENDENT CONSULTANT. Consultant acknowledges and agrees that, in performing services pursuant to this Agreement, Consultant shall be serving as an independent contractor. Consultant agrees that Consultant is not and will not become an employee of Harvest or any of its affiliates while this Agreement is in effect. Consultant agrees that the provision of services pursuant to this Agreement will not entitle Consultant to any rights or benefits afforded to the employees of Harvest or its affiliates, including such benefits as Worker's Compensation insurance, health insurance, sick leave, retirement benefits or any other employment benefit. Consultant agrees that the indemnification provisions of Section 5.1 shall apply to any claims relating to the subject matter of this Section 1.5.

     1.7 PAYMENT OF TAXES. Consultant agrees that he is solely responsible for paying when due all income taxes, including estimated taxes, as a result of or in connection with the compensation paid by Harvest to Consultant for services rendered under this Agreement. Harvest shall issue applicable U.S.or other tax forms or reports to Consultant with respect to the compensation paid pursuant to this Agreement. Consultant hereby indemnifies, and undertakes to defend and hold Harvest free and harmless from and against any demands or claims for any taxes, interest or penalties assessed by any taxing authority with respect to sums paid to Consultant pursuant to this Agreement.


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
2.   TERM AND TERMINATION

     2.1 TERM. The term of this Agreement shall commence on October 1, 2005, and shall continue through May 31, 2006 (the "Term").

     2.2 TERMINATION. This Agreement may be terminated by either party at any time for material breach by the other party, upon ten (10) days written notice, if the breaching party has failed to remedy the breach leading to the termination during that ten (10) day period.

3.   FEES AND EXPENSES

     Harvest shall compensate Consultant for services rendered pursuant to this Agreement as follows:

     3.1 RATES. Harvest agrees to compensate Consultant for services provided pursuant to this Agreement at the rate of $33,334 per month.

     3.2 EXPENSE REIMBURSEMENTS. Harvest agrees to reimburse Consultant for reasonable business expenses incurred by Consultant in performing services pursuant to this Agreement; provided, however, that Consultant shall have furnished Harvest promptly with receipts and/or other documentation concerning any reimbursable business expenses.

     3.3 TIMING OF PAYMENTS. Consultant's monthly fee shall be paid within fifteen (15) days after the calendar month in which the services were provided. Payments to Consultant for reimbursement for expenses incurred shall be made within thirty (30) days after Harvest's receipt of an expense statement.

4.   ADDITIONAL COVENANTS BY CONSULTANT

     4.1 PROPERTY OF THE COMPANY.

          4.1.1 Consultant covenants and agrees that upon the termination of this Agreement for any reason or, if earlier, upon the Company's request, he shall promptly return all Property which had been entrusted or made available to Consultant by the Company.

          4.1.2 The term "Property" shall mean all records, files, memoranda, reports, price lists, drawing, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Consultant during the term of this Agreement relating to the Company or its business, operations or prospects (and any duplicates of any such property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by Consultant individually or with others during the term of this Agreement relating to the Company or its business, operations or prospects.

     4.2 CONFIDENTIAL INFORMATION. Except as required in the performance of Consultant's obligations hereunder, or otherwise specifically required by law, or with the prior written consent of Harvest on a case-by-case basis, Consultant shall hold confidential and shall not in any manner disclose, use for personal benefit, or directly or indirectly use for the benefit of any other person, Confidential Information (defined below) that has come or shall hereafter come into Consultant's possession. Consultant recognizes the importance to Harvest of protecting its Confidential Information without regard to the passage of time, and further recognizes that this restriction shall continue in full force and effect during the Term of this Agreement and for a period of five (5) years after the end of the Term, except as to Confidential Information which constitutes a trade secret, in which case the restriction shall continue so long as such information remains a trade secret. No later than the end of the Term of this Agreement, Consultant shall return to Harvest, without making and retaining copies thereof, all documents, records, computer information, maps and charts and other repositories containing Confidential Information. Consultant shall also return Confidential Information to the Company promptly following its usefulness in performing its consulting services. As used in this Agreement, the term "Confidential Information" shall mean all information of a confidential or non-public nature concerning Harvest's and Harvest's affiliates existing or proposed business activities, including without limitation, geological, geophysical and seismic data and interpretations, computer analysis, maps, charts, reports, results of operations, proposed methods of operation, gas plant designs, specifications or processes, financial information, information with respect to parties with whom Harvest or its affiliates has or intends to have business relationships and similar information.

     4.3 OWNERSHIP. Consultant agrees that all processes, technologies, computer analysis, discoveries and inventions whether new or enhanced and expanded, whether patentable or not, conceived, developed, invented or made by Consultant during the Term of this Agreement which grew out of Consultant's work for Harvest shall belong to Harvest and not to Consultant. Consultant shall not contribute or publish articles based upon the results of the services performed under this Agreement unless such articles are approved in advance by Harvest.

     4.4 CONFLICT OF INTEREST AND FCPA. Consultant covenants and agrees that Consultant's and Consultant's personnel and their immediate family will not receive and has not received any payments, gifts or promises and Consultant will not engage in any employment or business enterprises that in any way conflict with its ability to provide services for, or conflict with the interests of, the Company or its affiliates under this Agreement. Consultant shall make all reasonable efforts consistent with the terms of this Agreement to prevent occurrences of and eliminate conditions which could result in a conflict with the best interest of Harvest or its affiliates. Consultant shall make all reasonable efforts to prevent conflicts of interest from arising out of relationships between Consultant, agents or employees of Consultant and agents or employees of Harvest or its affiliates.

     Consultant shall not make any payments, loans, gifts or of anything of value or promises or offers of payments, loans, gifts or of anything of value, directly or indirectly, to or for the use or benefit of any official or employee of any government, political party or candidate for political office or to any other person for the purpose of obtaining or retaining business, or if Consultant knows, or has reason to believe, that any part of such payments, loans or gifts, or promise or offer, would violate the laws or regulations of any country, including, without limitation, Russia and the United States of America, having jurisdiction over Consultant or the Company or its affiliates.

     By signing this Agreement, Consultant acknowledges that he has not made any payments, loans, gifts or of anything of value, or promises of payments, loans, gifts or of anything of value to or for the use or benefit of any official or employee of any government, political party or candidate for political office or to any other person for the purpose of obtaining or retaining business, or which would violate the laws or regulations of any country, including, without limitation, Russia and the United States of America, having jurisdiction over Consultant or the Company or its affiliates.

     4.5 REASONABLE AND CONTINUING OBLIGATIONS. Consultant agrees that Consultant's obligations under Section 4 are obligations which will continue beyond the date this Agreement terminates and that such obligations are reasonable and necessary to protect the Company's legitimate business interests. The Company additionally shall have the right to take such other action as the Company deems necessary or appropriate to compel compliance with the provisions of Section 4 (including, without limitation, seeking a court order for specific performance).

5.   GENERAL PROVISIONS

     5.1 INDEMNITIES. CONSULTANT RECOGNIZES THAT INTERNATIONAL ACTIVITIES, INCLUDING ON-SITE WORK AND TRAVEL INVOLVE A HIGH DEGREE OF RISK, WHICH RISK CONSULTANT ALONE ASSUMES AS PART OF THE CONSIDERATION FOR HIS COMPENSATION. CONSULTANT HEREBY AGREES TO RELEASE, DEFEND, INDEMNIFY AND HOLD HARVEST AND ITS AFFILIATES, CONTRACTORS AND SUBCONTRACTORS AND ALL OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, AGENTS, LICENSEES AND INVITEES (HEREINAFTER REFERRED TO COLLECTIVELY AS THE "HARVEST GROUP") HARMLESS FROM AND AGAINST ANY AND ALL LOSS, COST, DAMAGE OR EXPENSE OF EVERY KIND AND NATURE (INCLUDING, WITHOUT LIMITATION, FINES, PENALTIES, REMEDIAL OBLIGATIONS, TAXES, COURT COSTS AND EXPENSES AND REASONABLE ATTORNEYS' FEES INCLUDING ATTORNEYS' FEES INCURRED IN THE ENFORCEMENT OF THIS INDEMNITY CLAUSE) (HEREINAFTER REFERRED COLLECTIVELY AS "INDEMNIFIABLE CLAIMS") ARISING OUT OF BODILY INJURY (INCLUDING SICKNESS TO OR DEATH OF PERSONS AND LOSSES THEREFROM TO RELATIVES OR DEPENDENTS) TO CONSULTANT, LOSS OR DESTRUCTION OF PROPERTY OR INTERESTS IN PROPERTY OF CONSULTANT, OR IN ANY MANNER CAUSED BY, RESULTING FROM, INCIDENT TO, CONNECTED WITH OR ARISING OUT OF PERFORMANCE OF THE SERVICES HEREUNDER WHETHER OR NOT RESULTING IN WHOLE OR IN PART FROM THE SOLE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, OR STRICT LIABILITY OF THE HARVEST GROUP, OR DEFECT IN THE PREMISES, EQUIPMENT, OR TOOLS OWNED, OPERATED OR CONTROLLED BY THE HARVEST GROUP. THIS INDEMNIFICATION AND RELEASE SHALL BE BINDING UPON THE HEIRS, NEXT OF KIN, BENEFICIARIES, ASSIGNS, EXECUTORS AND ADMINISTRATORS OR OTHER PERSONAL REPRESENTATIVES OF CONSULTANT. HARVEST HEREBY AGREES TO RELEASE, DEFEND, INDEMNIFY AND HOLD THE CONSULTANT HARMLESS FROM AND AGAINST ANY AND ALL INDEMNIFIABLE CLAIMS ARISING OUT OF BODILY INJURY (INCLUDING SICKNESS TO OR DEATH OF PERSONS AND LOSSES THEREFROM TO RELATIVES OR DEPENDENTS) TO THE HARVEST GROUP, OR LOSS

OR DESTRUCTION OF PROPERTY OR INTERESTS IN PROPERTY OF THE HARVEST GROUP, IN ANY MANNER CAUSED BY, RESULTING FROM, INCIDENT TO, CONNECTED WITH OR ARISING OUT OF PERFORMANCE OF THE SERVICES HEREUNDER WHETHER OR NOT RESULTING IN WHOLE OR IN PART FROM THE SOLE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, OR STRICT LIABILITY OF THE CONSULTANT, OR DEFECT IN THE PREMISES, EQUIPMENT, OR TOOLS OWNED, OPERATED OR CONTROLLED BY THE CONSULTANT.

     5.2 NOTICE. Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to the Company shall be sent to 1177 Enclave Parkway, Suite 300, Houston, Texas 77077. Notices and communications to Consultant shall be sent to the Consultant's address provided above. Either party may change its/his address by providing notice to the other party consistent with the terms of this section.

     5.3 ASSIGNMENT/SUBCONTRACTING. This Agreement, and all duties and obligations hereunder are personal in nature, and Consultant shall not assign this Agreement, or any portion thereof, voluntarily or involuntarily by operation of law, or enter into any subcontract for the performance of any services under this Agreement, or any portion thereof, without Harvest's prior written approval. In the event Harvest consents to a subcontract hereunder, Consultant shall assume full responsibility for the acts or omissions of subcontractors. Harvest may assign this Agreement (1) to any affiliate of Harvest, (2) to any person who agrees in writing to be bound by the terms of this Agreement or (3) upon written notice to and written consent by Consultant, which written consent shall not be unreasonably withheld.

     5.4 AUDIT. Harvest, or its designated representative, shall have the right to inspect and audit Consultant's books, records and all associated documents to ensure compliance with the terms and conditions of this Agreement. Consultant agrees to maintain such books, records and associated documents for a period of two (2) years from the end of the calendar year in which such costs were invoiced and to make such books, records and associated documents available to Harvest at all reasonable times within such period and for so long thereafter as any dispute remains unresolved. Harvest may photocopy or reproduce any such books and records.

     5.5 GOVERNING LAW. This Agreement and all matters relating to the meaning, validity or enforceability thereof and the performance of the services hereunder shall be governed by the laws of the State of Texas, U.S.A., exclusive of its conflict of laws rule.

     5.6 ARBITRATION. SUBJECT TO THE PROVISIONS OF SECTION 4.5 OF THIS AGREEMENT, ANY UNRESOLVED DISPUTE OR CONTROVERSY BETWEEN CONSULTANT AND THE COMPANY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL BE SETTLED EXCLUSIVELY BY ARBITRATION, CONDUCTED BEFORE A SINGLE ARBITRATOR IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION THEN IN EFFECT. THE ARBITRATOR SHALL NOT HAVE THE AUTHORITY TO ADD TO, DETRACT FROM, OR MODIFY ANY PROVISION HEREOF. A DECISION BY THE ARBITRATOR SHALL BE IN WRITING AND WILL BE FINAL AND BINDING. JUDGMENT MAY BE ENTERED ON THE ARBITRATOR'S AWARD IN ANY COURT HAVING JURISDICTION. THE

ARBITRATION PROCEEDING SHALL BE HELD IN HOUSTON, TEXAS, UNITED STATES OF
AMERICA.

     5.7 DRUGS, DEADLY WEAPONS AND SEARCHES. Consultant shall abide by the following Harvest policy regarding drugs, deadly weapons and alcohol:

               (a) Using, possessing, or being under the influence of alcoholic beverages, illegal drugs, narcotics, or other controlled substances, and unauthorized drugs for which a person does not have a current prescription, while on Harvest's Premises, is prohibited. Possession of deadly weapons or explosives while on Harvest's Premises is prohibited.

               (b) The term "Harvest's Premises" is used in its broadest sense to include all work locations, buildings, structures and all other facilities owned or controlled by Harvest or one of its affiliated companies or otherwise being utilized for Harvest's or its affiliate's business.

               (c) Violation of the Harvest policy will be cause for immediate removal from Harvest's Premises, and termination as a material breach under this Agreement.

     5.8 COMPUTER FACILITIES. If required for Consultant to perform the services, Consultant will have access to certain parts of Harvest's and its affiliates computer facilities and programs. Consultant agrees that such access shall be subject to the following conditions:

               (a) Access to Harvest's or its affiliate's computers shall be made only in the manner prescribed by a Harvest representative. Access shall be made using only terminals owned or controlled by Harvest and its affiliates and only by Consultant.

               (b) Any user identification code provided by Harvest or its affiliates shall be used solely for access to the computers for conduct of the services for Harvest or its affiliates and only by Consultant.

               (c) Consultant shall not access software or data on Harvest's or its affiliate's computer system other than Consultant's software or data without Harvest's prior written consent.

               (d) In the event that Consultant should accidentally or inadvertently access any Harvest or Harvest affiliate software or data which Consultant is not authorized to access, then Consultant shall immediately inform Harvest and shall deliver to Harvest or destroy as Harvest may advise any tangible materials (and all copies thereof) resulting from such improper access.

               (e) Harvest or its affiliates may copy, use, disclose, distribute, dispose of or destroy anything placed on Harvest's or its affiliates computer systems by Consultant.

     5.9 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes any and all agreements, either oral or written, between the parties with respect to the rendering of consulting services by Consultant for Harvest, and contains all representations, covenants and agreements between the parties with respect to the rendering of such services by Consultant. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

     5.10 SEVERABILITY. If any term, provision, covenant or condition of this Agreement shall be or become illegal, null, void or against public policy, or shall be held by an arbitrator to be illegal, null or void or against public policy, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected, impaired or invalidated thereby. The term, provision, covenant or condition that is so invalidated, voided or held to be unenforceable shall be modified or changed by the parties to the extent possible to carry out the intentions and directives set forth in this Agreement.

     5.11 SUCCESSORS AND ASSIGNS. Except as restricted herein, this Agreement shall be binding on and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns.

     5.12 WAIVER. No waiver of any provision or consent to any action shall constitute a waiver of any other provision or consent to any other action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver in the future except to the extent specifically set forth in writing. Any waiver given by a party shall be null and void if the party requesting such waiver has not provided a full and complete disclosure of all material facts relevant to the waiver requested. No waiver shall be binding unless executed in writing by the party making the waiver.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date(s) set forth below.

PETER J. HILL

Date:
      -------------------------------


HARVEST NATURAL RESOURCES, INC.

Date:
      -------------------------------
Name:
      -------------------------------
Title:
       ------------------------------

                                    EXHIBIT B

                          SEPARATION AGREEMENT BETWEEN

                         HARVEST NATURAL RESOURCES, INC.

                                       AND

                                  PETER J. HILL

                                                NO OF    RESTRICTED   VEST
      OPTION               GRANT      EXER.    OPTIONS      STOCK      PER
      HOLDER        Plan   DATE*      PRICE    GRANTED     GRANTED     YRS
-----------------   ----   -------   -------   -------   ----------   ----
HILL, PETER         1999   8/29/00    2.1250   175,000                  3
HILL, PETER         2001   7/30/01    1.6600   325,000                  3
HILL, PETER         2001   2/20/03    6.1000    50,000                  3
HILL, PETER         2004   5/26/04   13.0100    54,575     13,500       3
HILL, PETER         2004    3/4/05   12.7950   100,000     10,000       3
                                               -------     ------
HILL, PETER TOTAL                              704,575     23,500
                                               =======     ======


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